Exhibit 4.1
NON REVOLVING LINE OF CREDIT PROMISSORY NOTE
(L/C NOTE)

$2,762,342.00	Phoenix, Arizona
January 14, 2009
     FOR VALUE RECEIVED, RENEGY HOLDINGS, INC, a Delaware corporation (the “Borrower”), promises to pay to the order of COMERICA BANK (“Lender”, with Lender and each subsequent transferee and/or owner of this Non Revolving Line of Credit Promissory Note (the “L/C Note”), whether taking by endorsement or otherwise, being herein successively called “Holder”), at Comerica Bank, Phelps Dodge Tower, One North Central Ave., Suite 1000, 10th Floor, Phoenix, Arizona 85004, or at such other place as Holder may from time-to-time designate in writing, the principal sum of TWO MILLION SEVEN HUNDRED SIXTY TWO THOUSAND THREE HUNDRED FORTY-TWO AND NO/100 DOLLARS ($2,762,342.00), or so much thereof as may be from time-to-time outstanding, together with interest thereon, to be computed on each Advance thereof from the date of its disbursement, at the interest rates stated in the Credit Agreement dated March 28, 2008 between Borrower, as borrower, and Lender, as lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Credit Agreement”).
     This L/C Note is issued pursuant to the Credit Agreement and is secured by the Credit Documents and the Related Documents, including the Guaranty. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. In the event of any conflict between the provisions of this L/C Note and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall govern. All notices required or permitted in connection with this L/C Note shall be given in the manner provided in the Credit Agreement for the giving of notices.
     All amounts advanced by Lender under this L/C Note shall be Advances. Advances hereunder shall be made in accordance with the provisions of the Credit Agreement pertaining to Advances under the L/C Line, and the principal of the indebtedness evidenced hereby, and interest thereon, shall be payable in the manner and on the dates stated in the Credit Agreement. All principal, interest and other charges and amounts to be paid hereunder shall be due and payable, in full, on the L/C Line Maturity Date. Payments under this L/C Note shall be applied in the manner provided in the Credit Agreement.
     If Borrower fails to make any payment within ten (10) Business Days of the date the same becomes due and payable under this L/C Note or the Credit Agreement, Borrower shall pay to Holder, in addition to all other charges and amounts then due and payable, a late charge equal to 5.00% of the amount of the overdue payment amount.
     Borrower may prepay the indebtedness evidenced by this L/C Note in accordance with the provisions of the Credit Agreement.

     This L/C Note evidences a non-revolving line of credit.
     Time is of the essence of this L/C Note.
     Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in the collection or enforcement of all or any part of this L/C Note. All such costs and expenses shall be secured by the Credit Documents, the Related Documents and the Collateral Documents, including the Guaranty.
     Failure or delay of Holder to exercise any right or remedy hereunder or under the Credit Agreement with respect to any Default, Event of Default or other circumstance shall not constitute a waiver of the right to exercise the same with respect to any subsequent Default, Event of Default or other circumstance or in the event of continuance of any existing Default or Event of Default after demand for performance hereof.
     Borrower: (a) to the maximum extent allowed by applicable law but subject to the terms of the Credit Agreement, waives any and all formalities in connection with this L/C Note, including (but not limited to) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand, maturity, nonperformance and nonpayment; (b) agrees that Holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced by this L/C Note, at the request of any person liable thereon, and that any such extension or modification shall not alter or diminish the liability of any person hereto; and (c) waives any other exemption rights.
     This L/C Note shall be binding upon each Borrower and its respective successors and assigns, and shall inure to the benefit of Holder and any subsequent holders of this L/C Note and their respective successors and assigns.
     This L/C Note shall be governed by and construed and enforced in accordance with the substantive laws (other than conflict laws) of the State of Arizona, except to the extent Holder has greater rights or remedies under Federal law, in which case such choice of Arizona law shall not be deemed to deprive Holder of any such rights and remedies as may be available under Federal law. Borrower consents to the personal jurisdiction and venue of the state courts located in Maricopa County, Arizona in connection with any controversy related to this L/C Note, waives any argument that venue in any such forum is not convenient and agrees that, at the option of Holder, any litigation initiated by any of them in connection with this L/C Note may be venued in the Superior Court of Maricopa County, Arizona.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO REQUIRE A TRIAL BY JURY IN ANY COURT ACTION PERTAINING TO THIS L/C NOTE, AND AGREES THAT ANY SUCH ACTIONS OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this L/C Note is executed as of the date first written above.

RENEGY HOLDINGS, INC., a Delaware Corporation
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	CEO